Exhibit 99.1

BANCFIRST CORPORATION REPORTS SECOND QUARTER EARNINGS

OKLAHOMA CITY, July 16, 2020 /PRNewswire/ -- BancFirst Corporation (NASDAQ GS:BANF) reported net income of $20.7 million, or $0.63 diluted earnings per share, for the second quarter of 2020 compared to net income of $34.2 million, or $1.02 diluted earnings per share, for the second quarter of 2019. The results for the second quarter of 2020 were negatively impacted by a higher provision for loan losses. The second quarter of 2020 includes the net income of Pegasus Bank in Dallas, Texas, which was acquired on August 15, 2019, and the income and expenses associated with the purchase of assets and assumption of liabilities on March 5, 2020, from The Citizens State Bank of Okemah. Net income for the six months ended June 30, 2020 was $43.3 million, or $1.31 per share, compared to $66.0 million, or $1.98 per share, for the first half of 2019.

The provision for loan losses for the second quarter of 2020 was $19.3 million compared to $2.4 million a year ago. BancFirst Corporation Executive Chairman David Rainbolt commented, “Our provision for loan losses remained consistent with the previous quarter as the economic effects of the pandemic continued.  It reflects an extension of our modestly optimistic assumption on the timing of the end of the pandemic and the government’s stimulus response to it.  We believe this view is aligned with those expressed by the Federal Reserve Board indicating a lack of economic clarity. Absent an improvement in this assessment, we would expect provisions in future quarters to continue to be elevated.”

The Company’s net interest income for the second quarter of 2020 increased to $77.2 million compared to $69.0 million for the second quarter of 2019. The net interest margin for the quarter was 3.54% compared to 3.89% a year ago.  The Company had net recoveries for the quarter of less than 0.01% of average loans, compared to net charge-offs of less than 0.01% of average loans for the second quarter of 2019.  Noninterest income for the quarter totaled $32.1 million, compared to $34.1 million last year. The decrease in noninterest income is primarily due to a decrease in interchange and deposit charges resulting from lower economic activity. Noninterest expense for the quarter totaled $64.7 million compared to $56.6 million last year. The increase in noninterest expense was primarily due to salary increases in 2020 related to annual merit increases, acquisition of Pegasus bank and pandemic related salary expenses. The Company’s effective tax rate was 18.1% compared to 22.0% for the second quarter of 2019.

At June 30, 2020, the Company’s total assets were $9.6 billion, an increase of $1.1 billion from December 31, 2019. Debt securities of $608.0 million were up $116.4 million from December 31, 2019. Loans totaled $6.7 billion, an increase of $1.0 billion from December 31, 2019. Deposits totaled $8.5 billion, an increase of $1.0 billion from the December 31, 2019 total. The increase in assets, loans and deposits were primarily related to the Paycheck Protection Program. At June 30, 2020, the balance of the Paycheck Protection Program loans was $851.3 million.  The Company’s total stockholders’ equity was $1.0 billion, an increase of $29.2 million over December 31, 2019.

Nonaccrual loans represent 0.74% of total loans at June 30, 2020, up from 0.32% at year-end 2019. The increase in nonaccrual loans was due to further downgrades of energy loans. The allowance to total loans was 1.33% up from 0.96% at year-end 2019. The allowance to nonaccrual loans was approximately 181% compared to 302% at year-end 2019.

BancFirst Corporation CEO David Harlow commented, “The Company has performed admirably in the face of low energy prices, the pandemic, and the Federal Reserve’s zero interest-rate policy.  Pre-tax, pre-provision earnings for the quarter and first half of the year were $44.6 million and $92.5 million respectively compared to $46.3 million and $89.0 million for the same periods last year.  PPP loan funding, government stimulus checks, a later income tax filing date, and cash conservation by customers combined to cause deposits to increase $914 million or 12% when compared to the end of the first quarter.  Economic activity and the rate of unemployment in our region have improved slightly from levels experienced earlier in the quarter following the shuttering of the economy, although loan demand absent PPP has been modest.”

BancFirst Corporation (the Company) is an Oklahoma based financial services holding company.  The Company operates two subsidiary banks, BancFirst, is Oklahoma’s largest state-chartered bank with 108 banking locations serving 59 communities across Oklahoma, and Pegasus Bank, with 3 banking locations in Dallas, TX. More information can be found at www.bancfirst.bank.

The Company may make forward-looking statements within the meaning of Section 27A of the securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters.  Forward-looking statements include estimates and give management’s current expectations or forecasts of future events.  The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time.  Actual results may differ materially from forward-looking statements.

For additional information call:

Kevin Lawrence, Chief Financial Officer at (405) 270-1003 or

David Harlow, Chief Executive Officer at (405) 270-1082.

BancFirst Corporation

Summary Financial Information

(Dollars in thousands, except per share and share data - Unaudited)

	2020	2020	2019	2019	2019
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Condensed Income Statements:
Net interest income	$77,208	$74,073	$73,939	$72,287	$68,792
Provision for loan losses	19,333	19,583	1,412	2,758	2,433
Non-interest income:
Trust revenue	3,368	3,655	3,682	3,490	3,250
Service charges on deposits	16,760	18,804	19,938	19,866	19,114
Securities transactions	(595)	50	(9)	—	821
Income from sales of loans	1,561	781	1,089	964	868
Insurance commissions	4,443	5,676	5,076	5,535	4,420
Cash management	4,255	4,320	4,258	4,430	4,402
Other	2,290	1,859	1,490	1,342	1,202
Total noninterest income	32,082	35,145	35,524	35,627	34,077

Non-interest expense:
Salaries and employee benefits	42,226	39,756	40,375	40,354	36,124
Occupancy expense, net	3,839	3,546	3,738	3,386	2,953
Depreciation	3,544	3,491	3,355	3,268	3,015
Amortization of intangible assets	968	964	1,007	842	758
Data processing services	1,629	1,692	1,634	1,467	1,262
Net expense from other real estate owned	(12)	(2,135)	(424)	26	97
Marketing and business promotion	1,485	2,355	2,327	2,047	1,919
Deposit insurance	365	136	147	(81)	544
Other	10,607	11,580	14,137	10,882	9,936
Total noninterest expense	64,651	61,385	66,296	62,191	56,608
Income before income taxes	25,306	28,250	41,755	42,965	43,828
Income tax expense	4,576	5,642	6,248	9,597	9,661
Net income	$20,730	$22,608	$35,507	$33,368	$34,167
Per Common Share Data:
Net income-basic	$0.64	$0.69	$1.09	$1.02	$1.04
Net income-diluted	0.63	0.68	1.07	1.00	1.02
Cash dividends declared	0.32	0.32	0.32	0.32	0.30
Common shares outstanding	32,662,691	32,646,691	32,694,268	32,644,018	32,639,588
Average common shares outstanding -
Basic	32,651,262	32,679,587	32,673,438	32,641,902	32,629,146
Diluted	33,075,493	33,287,359	33,366,848	33,327,213	33,317,193
Performance Ratios:
Return on average assets	0.87%	1.07%	1.66%	1.65%	1.78%
Return on average stockholders’ equity	7.99	8.87	13.76	13.80	14.54
Net interest margin	3.54	3.82	3.78	3.89	3.89
Efficiency ratio	59.16	56.20	60.56	57.63	55.03

BancFirst Corporation

Summary Financial Information

(Dollars in thousands, except per share and share data - Unaudited)

	Six months ended
	June 30,
	2020	2019
Condensed Income Statements:
Net interest income	$151,281	$135,695
Provision for loan losses	38,916	4,117
Non-interest income:
Trust revenue	7,023	6,427
Service charges on deposits	35,564	36,777
Securities transactions	(545)	821
Income from sales of loans	2,342	1,566
Insurance commissions	10,119	9,685
Cash management	8,575	8,178
Other	4,149	2,624
Total noninterest income	67,227	66,078

Non-interest expense:
Salaries and employee benefits	81,982	72,295
Occupancy expense, net	7,385	5,580
Depreciation	7,035	6,000
Amortization of intangible assets	1,932	1,517
Data processing services	3,321	2,742
Net expense from other real estate owned	(2,147)	(387)
Marketing and business promotion	3,840	4,180
Deposit insurance	501	1,077
Other	22,187	19,810
Total noninterest expense	126,036	112,814
Income before income taxes	53,556	84,842
Income tax expense	10,218	18,838
Net income	$43,338	$66,004
Per Common Share Data:
Net income-basic	$1.33	$2.02
Net income-diluted	1.31	1.98
Cash dividends declared	0.64	0.60
Common shares outstanding	32,662,691	32,639,588
Average common shares outstanding -
Basic	32,665,425	32,620,819
Diluted	33,197,391	33,306,429
Performance Ratios:
Return on average assets	0.96%	1.74%
Return on average stockholders’ equity	8.42	14.31
Net interest margin	3.67	3.87
Efficiency ratio	57.68	55.91

BancFirst Corporation
Summary Financial Information
(Dollars in thousands, except per share and share data - Unaudited)

	2020	2020	2019	2019	2019
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Balance Sheet Data:

Total assets	$9,638,657	$8,669,096	$8,565,758	$8,388,816	$7,642,021
Interest-bearing deposits with banks	1,583,116	1,356,826	1,646,238	1,476,340	1,518,998
Debt securities	608,031	591,987	491,626	555,575	425,154
Total loans	6,723,060	6,006,065	5,673,144	5,622,897	5,105,302
Allowance for loan losses	(89,500)	(70,080)	(54,238)	(55,928)	(55,108)
Deposits	8,486,671	7,573,200	7,483,635	7,330,677	6,613,613
Stockholders' equity	1,034,199	1,023,380	1,004,989	979,752	956,380
Book value per common share	31.66	31.35	30.74	30.01	29.30
Tangible book value per common share (non-GAAP)(1)	26.43	26.09	25.50	24.77	26.40
Balance Sheet Ratios:
Average loans to deposits	79.90%	77.75%	75.83%	76.97%	76.07%
Average earning assets to total assets	92.24	91.51	91.50	92.23	92.43
Average stockholders' equity to average assets	10.95	12.02	12.04	11.96	12.25
Asset Quality Data:
Past due loans	$5,382	$10,065	$11,834	$11,215	$2,663
Nonaccrual loans (5)	49,477	45,181	17,965	19,995	17,998
Restructured loans	3,213	3,158	18,010	17,504	16,486
Total nonperforming and restructured loans	58,072	58,404	47,809	48,714	37,147
Other real estate owned and repossessed assets	4,948	6,001	6,073	7,055	7,004
Total nonperforming and restructured assets	63,020	64,405	53,882	55,769	44,151
Nonaccrual loans to total loans	0.74%	0.75%	0.32%	0.36%	0.35%
Nonaccrual loans to total Non-PPP loans (non-GAAP)(3)	0.84	0.75	0.32	0.36	0.35
Nonperforming and restructured loans to total loans	0.86	0.97	0.84	0.87	0.73
Nonperforming and restructured loans to total Non-PPP loans (non-GAAP)(3)	0.99	0.97	0.84	0.87	0.73
Nonperforming and restructured assets to total assets	0.65	0.74	0.63	0.66	0.58
Allowance to total loans	1.33	1.17	0.96	0.99	1.08
Allowance to total Non-PPP loans (non-GAAP)(3)	1.52	1.17	0.96	0.99	1.08
Allowance to nonaccrual loans	180.89	155.11	301.91	279.72	306.20
Allowance to nonperforming and restructured loans	154.12	119.99	113.45	114.81	148.35
Net charge-offs to average loans	0.00	0.02	0.06	0.04	0.01

Reconciliation of Tangible Book Value Per Common Share (non-GAAP)(2):

Stockholders' equity	$1,034,199	$1,023,380	$1,004,989	$979,752	$956,380
Less goodwill	149,922	149,923	148,604	147,013	79,749
Less intangible assets, net	20,882	21,850	22,608	24,025	14,936
Tangible stockholders’ equity (non-GAAP)	$863,395	$851,607	$833,777	$808,714	$861,695
Common shares outstanding	32,662,691	32,646,691	32,694,268	32,644,018	32,639,588
Tangible book value per common share (non-GAAP)	$26.43	$26.09	$25.50	$24.77	$26.40

(1) Refer to the “Reconciliation of Tangible Book Value per Common Share (non-GAAP)” Table.

(2)     Tangible book value per common share is stockholders’ equity less goodwill and intangible assets, net, divided by common shares outstanding. This amount is a non-GAAP financial measure but has been included as it is considered to be a critical metric with which to analyze and evaluate the financial condition and capital strength of the Company. This measure should not be considered a substitute for operating results determined in accordance with GAAP.

Reconciliation of Non-PPP loan ratios (non-GAAP)(4):

Total loans	$6,723,060	$6,006,065	$5,673,144	$5,622,897	$5,105,302
Less PPP loans	851,297	—	—	—	—
Total Non-PPP loans (non-GAAP)	$5,871,763	$6,006,065	$5,673,144	$5,622,897	$5,105,302

Nonaccrual loans (5)	49,477	45,181	17,965	19,995	17,998
Nonaccrual loans to total Non-PPP loans (non-GAAP)	0.84%	0.75%	0.32%	0.36%	0.35%
Total nonperforming and restructured loans	58,072	58,404	47,809	48,714	37,147
Nonperforming and restructured loans to total Non-PPP loans (non-GAAP)	0.99%	0.97%	0.84%	0.87%	0.73%
Allowance for loan losses	(89,500)	(70,080)	(54,238)	(55,928)	(55,108)
Allowance to total Non-PPP loans (non-GAAP)	1.52%	1.17%	0.96%	0.99%	1.08%

(3) Refer to the “Reconciliation of Non-PPP loan ratios (non-GAAP)” Table.

(4)     Nonaccrual loans to total Non-PPP loans is nonaccrual loans, divided by total loans less Paycheck Protection Program (PPP) loans. Nonperforming and restructured loans to total Non-PPP loans is nonperforming and restructured loans, divided by total loans less PPP loans. Allowance to total Non-PPP loans is allowance for loan losses, divided by total loans less PPP loans. These amounts are non-GAAP financial measures but have been included as they are considered critical metrics with which to analyze and evaluate the financial condition and capital strength of the Company. These measures should not be considered substitutes for operating results determined in accordance with GAAP.

(5) The Small Business Administration (SBA) guarantees approximately $7.7 million of nonaccrual loans.

BancFirst Corporation

Consolidated Average Balance Sheets

And Interest Margin Analysis

Taxable Equivalent Basis

(Dollars in thousands - Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2020			June 30, 2020
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Earning assets:
Loans	$6,693,681	$78,978	4.73%	$6,232,091	$155,636	5.01%
Securities – taxable	570,456	1,948	1.37	538,674	4,534	1.69
Securities – tax exempt	34,421	321	3.74	25,947	444	3.44
Federal funds sold and interest-bearing deposits with banks	1,466,634	395	0.11	1,480,203	5,164	0.70
Total earning assets	8,765,192	81,642	3.74	8,276,915	165,778	4.02
Nonearning assets:
Cash and due from banks	198,495			195,088
Interest receivable and other assets	607,549			594,876
Allowance for loan losses	(68,259)			(59,887)
Total nonearning assets	737,785			730,077
Total assets	$9,502,977			$9,006,992
LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Transaction deposits	$774,083	$169	0.09%	$794,955	$684	0.17%
Savings deposits	3,275,394	1,343	0.16	3,147,744	7,592	0.48
Time deposits	700,740	2,238	1.28	699,280	4,874	1.40
Short-term borrowings	4,354	1	0.05	3,401	8	0.46
Long-term borrowings	2,308	-	-	1,154	-	-
Junior subordinated debentures	26,804	492	7.37	26,804	983	7.35
Total interest-bearing liabilities	4,783,683	4,243	0.36	4,673,338	14,141	0.61
Interest-free funds:
Noninterest-bearing deposits	3,627,609			3,257,976
Interest payable and other liabilities	51,016			43,947
Stockholders’ equity	1,040,669			1,031,731
Total interest free funds	4,719,294			4,333,654
Total liabilities and stockholders’ equity	$9,502,977			$9,006,992
Net interest income		$77,399			$151,637
Net interest spread			3.38%			3.41%
Effect of interest free funds			0.16%			0.26%
Net interest margin			3.54%			3.67%